Exhibit 4.7
DATED 1 DECEMBER 2014
RECKITT BENCKISER HEALTHCARE (UK) LIMITED
and
RB PHARMACEUTICALS LIMITED

LEASE
of land and buildings at
Dansom Lane, Hull HU8 7DS

Commencement:	1 December 2014

Term:	150 years
Slaughter and May
One Bunhill Row
London EC1Y 8YY
Tel No: 020 7600 1200
Fax No: 020 7090 5000
Ref: JEE / RXZA

PARTICULARS

LR1.	Date of lease	:	1 December 2014
LR2.	Title number(s)	:	LR2.1 Landlord’s title number(s) HS304843, HS286962, HS321544
LR2.2 Other title numbers HS210510, HS341298, HS189949
LR3.	Parties to this Lease	:	Landlord RECKITT BENCKISER HEALTHCARE (UK) LIMITED (registered in England number 00261312) whose registered office is at 103-105 Bath Road, Slough, Berkshire SL1 3UH
Tenant RB PHARMACEUTICALS LIMITED (registered in England number 07183451) whose registered office is at 103-105 Bath Road, Slough, Berkshire SL1 3UH
Other parties None
LR4.	Property	:
The land and buildings at Dansom Lane, Hull HU8 7DS as registered at the Land Registry under title numbers HS304843, HS286962 and HS321544 shown edged red on the Plan.
In the case of a conflict between this clause and the remainder of this Lease then, for the purposes of registration, this clause shall prevail.

LR5.	Prescribed statements etc.	:	None
LR6.	Term for which the Property is leased	:	The Term is as follows. 150 years commencing on and including the date of this Lease
LR7.	Premium	:	Four hundred and seventy five thousand pounds (£475,000)
LR8.	Prohibitions or restrictions on disposing of this Lease	:	This lease contains a provision that prohibits or restricts dispositions
LR9.	Rights of acquisition etc.	:
LR9.1 Tenant’s contractual rights to renew this Lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
Schedule 7
LR9.2 Tenant’s covenant to (or offer to) surrender this Lease
Schedule 6
LR9.3 Landlord’s contractual rights to acquire this Lease
Schedule 6

LR10.	Restrictive covenants given in this Lease by the Landlord in respect of land other than the Premises	:	None
LR11.	Easements	:	LR11.1 Easements granted by this Lease for the benefit of the Property Schedule 1 LR11.2 Easements granted or reserved by this Lease over the Property for the benefit of other property Schedule 2
LR12.	Estate rentcharge burdening the Property	:	None
LR13.	Application for standard form of restriction	:
The parties to this Lease apply to enter the following standard form of restriction against the title of the Premises

"No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction, is to be registered without a certificate signed by Reckitt Benckiser Healthcare (UK) Limited or their conveyancer that the provisions of paragraph 3.20(E) of Schedule 3 to the Lease dated 1 December 2014 and made between Reckitt Benckiser Healthcare (UK) Limited (1) and RB Pharmaceuticals Limited (2) have been complied with or do not apply to the disposition."
The parties to this Lease apply to enter the following standard form of restriction against the Landlord's title numbers HS304843, HS286962 and HS321544.
"No transfer of the registered estate by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer that the provisions of paragraph 5.4(A) of Schedule 5 to the Lease dated 1 December 2014 and made between Reckitt Benckiser Healthcare (UK) Limited (1) and RB Pharmaceuticals Limited (2) have been complied with or do not apply to the disposition."

LR14.	Declaration of trust where there is more than one person comprising the Tenant	:	Not applicable

THIS LEASE is made on the date specified in the Particulars between the Landlord and the Tenant.
THIS DEED WITNESSES as follows:
1.    INTERPRETATION
1.1    In this Lease, except where the context otherwise requires, the following words and expressions have the following meanings:
"Break Date" means, as applicable, the 50th, 70th, 90th, 110th and 130th anniversaries of the date of this Lease, namely 1 December 2064, 1 December 2084, 1 December 2104, 1 December 2124 and 1 December 2144;
"Business Day" means a day which is not a Saturday, a Sunday, Christmas Day, Good Friday or a bank holiday in England and Wales;
"Car Parking" has the meaning given to it in paragraph 1.4 of Schedule 1;
"Car Parking Rent" has the meaning ascribed in Schedule 4, Part B;
"Change of Control" means a change in control of a company where "control" means in relation to a company, the ability of a person to ensure that the activities and business of that company are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of a company if it possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that company or the right to receive the majority of the income of that company on any distribution by it of all of its income or the majority of its assets on a winding up, and "controls" "controlled" and the expression "change of control" shall be construed accordingly but excluding the Demerger;
"Conduits" means any existing or future media for the passage of substances, matter or energy and all other utilities, data communications and services whether or not they are available at the date hereof and any ancillary apparatus attached to them and any enclosures for them;
"Consents" means all requisite licences, consents, permissions and approvals from the relevant local and other competent authorities and from the insurers and any other persons interested in the Premises;
"Contractual Term" means the term of years specified in the Particulars;
"Default Interest Rate" means three per cent per annum above the base rate of Barclays Bank PLC from time to time;
"Demerger" means the transaction pursuant to which the addiction pharmaceutical treatment business, the majority of which is currently earned on within the Reckitt Benckiser group by RBP Global Holdings Limited and its subsidiary undertakings, ceases to be directly or indirectly controlled by Reckitt Benckiser Group PLC;
"Estate" means the Hull industrial estate shown edged green on the Plan registered with title numbers HS304843, HS286962, HS321544, HS210510, HS341298 and HS189949 and as may be varied from time to time by the Landlord;

"Estate Common Parts" means the roads, accessways, passages and landscaped areas within the Estate from time to time available for the use in common by more than one tenant or occupier of the Estate and their respective employees, agents, visitors or licensees;
"Estate Roads" means the access roads and footpaths on the Estate Common Parts at the date of this Lease, as the same may be amended and/or re-routed from time to time;
"lndivior Group" means Indivior PLC (registered in England number 9237894) whose registered office is at 103-105 Bath Road, Slough, Berkshire SL1 3UH ("lndivior PLC"), all of the subsidiaries of lndivior PLC from time to time and any other members of the same group;
"Insured Risks" means (to the extent available in the London insurance market on terms commercially acceptable to the Tenant (acting reasonably)) fire, lightning, explosion, riot, civil commotion, strikes, labour and political disturbances, malicious damage, aircraft and aerial devices (other than hostile aircraft and devices) and articles accidentally dropped from them, acts of terrorism, storm, tempest, bursting or overflowing of water tanks and pipes, impact, earthquake, subsidence, ground slip and heave and such other property risks as the Tenant may from time to time elect to insure;
"Landlord" means the Landlord specified in the Particulars or such other person as may from time to time be entitled to the Reversion;
"Lease" means this Lease and any instrument made under it or collateral to it;
"Mortgagee" means a mortgagee or chargee of the Premises notice of whose interest the Landlord has been given in accordance with the terms of this Lease;
"Permitted Underlease" means an underlease of the whole of the Premises which is granted:
(i)    on the same terms and conditions as this Lease so far as applicable;
(ii)    at not less than the then open market rent payable at the date of the underletting;
(iii)    without any fine or premium being given by any party;
(iv)    containing an absolute prohibition against the undertenant assigning, charging, underletting, parting with possession or sharing the occupation of part only of the premises underlet;
(v)    containing a prohibition against the undertenant assigning or underletting the whole of the premises except with the Tenant's consent provided that such consent shall only be given after the Tenant has first complied with the provisions of paragraph 3.20(E) of Schedule 3 and Schedule 6 as if the proposed assignment or underletting by the Tenant's undertenant were an assignment or underletting (as applicable) by the Tenant itself;
(vi)    without allowing a rent free or concessionary rent period in excess of that reasonably obtainable in the open market at the date of the underletting; and
(vii)    on terms that the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 are excluded;

"Permitted Use" means any use within Use Classes B1, B2 and B8 of the Town and Country Planning (Use Classes) Order 1987 as at the date that this Lease is granted, including as a fine chemical plant, for research and development, offices, distribution and other industrial purposes;
"Plan" means the plan annexed to this Lease;
"Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and the Planning Act 2008;
"Premises" means the Property specified in the Particulars;
"Premium" has the meaning specified in the Particulars;
"Principal Rent" means a peppercorn per annum;
"RB Group" means Reckitt Benckiser PLC whose registered office is at 103-105 Bath Road, Slough, Berkshire SL1 3UH (registered in England and Wales No 00527217) ("Reckitt Benckiser PLC"), all of the subsidiaries of Reckitt Benckiser PLC from time to time and any other members of the same group;
"Rent Payment Dates" means the usual quarter days being 25 March, 24 June, 29 September and 25 December;
"Reversion" means the reversion in the whole of the Premises immediately expectant on the determination of the Term;
"Services" means the services referred to in Part II of Schedule 4;
"Service Charge Rent" has the meaning ascribed in Schedule 4, Part A;
"Statute" means:
(i)    an Act of Parliament or sub-ordinate legislation; and
(ii)    a law, decree or direction of the European Community or other supranational body having effect as law in the United Kingdom;
now or from time to time in force;
"Tenant" means the Tenant specified in the Particulars and its successors in title;
"Term" means the Contractual Term and the period of any statutory or other holding over, continuation or extension of it;
"Title Matters" means the matters contained or referred to in the registers of the title number(s) HS304843, HS286962 and HS321544 (other than any financial charges) as at 17 February 2014 in respect of the first title and 18 September 2014 in respect of the second title and 8 September 2014 in respect of the third title insofar as the same affect the Premises and are subsisting and cable of being enforced; and

"VAT'' means value added tax.
1.2    This Lease incorporates the Particulars.
1.3    In this Lease, unless otherwise specified:
(A)    a reference to a Clause or a Schedule is a reference to a Clause of or a Schedule to this Lease;
(B)    a reference to a paragraph is a reference to a paragraph of the Schedule in which the reference appears;
(C)    headings to Clauses and paragraphs are for convenience only and do not affect the interpretation of this Lease;
(D)    words in this Lease denoting the singular include the plural meaning and vice versa;
(E)    a covenant by the Tenant not to do any act, matter or thing includes a covenant not to cause, permit or suffer the doing of it;
(F)    a reference to a particular Statute or a statutory provision is a reference to it as it may have been or may in the future be amended, modified or re-enacted and to any regulation, statutory instrument, order, byelaw, direction or other provision that may have been made or may in the future be made under it;
(G)    the expressions "landlord covenant" and "tenant covenant" have the meanings ascribed to them in section 28(1) of the Landlord and Tenant (Covenants) Act 1995;
(H)    where a party consists of two or more persons the obligations of such persons are joint and several;
(I)    a reference to "Premises" includes a reference to any part of the Premises and improvements and additions made to, and fixtures, fittings and appurtenances in, the Premises (other than tenant's and trade fixtures and fittings);
(J)    a reference to "end of the Term" includes the coming to an end of the Term in any way including termination, expiration, surrender, frustration and forfeiture; and
(K)    for the purposes of this Lease, two companies are "members of the same group" if one is the subsidiary of the other, or both are subsidiaries of a third company, "subsidiary" having the meaning given to it in the Companies Act 2006.
2.    DEMISE
In consideration of the Premium paid by the Tenant to the Landlord (receipt of which the Landlord acknowledges) the Landlord demises the Premises to the Tenant with full title guarantee together with the easements and rights specified in Schedule 1 except and reserved to the Landlord and all persons authorised by the Landlord or otherwise entitled the easements and rights specified in Schedule 2 to hold the Premises subject to the Title Matters for the Contractual Term yielding and paying to the Landlord:
(i)    the Principal Rent if demanded;

(ii)    the Service Charge Rent at the times set out in Schedule 4, Part A, the first payment in respect of the period commencing on the date of this Lease to be made on the date of this Lease; and
(iii)    the Car Parking Rent at the times set Out in Schedule 4, Part B, the first payment in respect of the period commencing on the date of this Lease to be made on the date of this Lease.
3.    TENANT COVENANTS
The Tenant covenants with the Landlord to comply with the obligations in Schedule 3.
4.    LANDLORD COVENANTS
The Landlord covenants with the Tenant that the Tenant may peaceably hold and enjoy the Premises without any interruption by the Landlord or any person lawfully claiming under or in trust for it or by title paramount.
5.    PROVISIONS
This Lease incorporates:
(i)    the service charge provisions and the Car Parking Rent provisions in Schedule 4; and
(ii)    the further provisions in Schedule 5;
and the Landlord and the Tenant covenant with one another to comply with their respective obligations in such Schedules.
6.    RE-ENTRY
6.1    Subject to Clause 6.2 and 6.3, without prejudice to any other rights or remedies of the Landlord, if:
(i)    any undisputed rents reserved by this Lease is in arrears for more than three calendar months after it becomes due and being legally demanded; or
(ii)    there is any material breach of any of the tenant covenants in this Lease and (where remediable) the Tenant has failed to remedy the breach within three months of written notice from the Landlord;
then the Landlord may notwithstanding any previous waiver re-enter the Premises or any part thereof in the name of the whole and forfeit this Lease whereupon the Term shall come to an end without prejudice to either party's rights against the other or any other person.
6.2    The Landlord may not exercise the right of re-entry contained in Clause 6.1 unless it has first given to any Mortgagee not less than 20 Business Days' notice of its intention to do so and specifying the relevant breach. The Landlord may serve such notice on the Mortgagee on or around the same time as it serves notice on the Tenant.

6.3    The Landlord may not exercise the right of re-entry contained in Clause 6.1 for so long as the Tenant is RB Pharmaceuticals Limited or any other member of the lndivior Group, unless and until the earlier of:
(i)    the Tenant ceasing to be a member of the lndivior Group; or
(ii)    a Change in Control of Indivior PLC;
after which this Clause 6.3 is of no further effect.
7.    NEW TENANCY
This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.
8.    TENANT’S OPTION TO BREAK
8.1    Subject to Clause 8.2, if the Tenant gives to the Landlord not less than 12 months' prior written notice before a Break Date then this Lease and the Contractual Term shall come to an end on the next relevant Break Date without prejudice to the parties' subsisting rights of action.
8.2    This Lease and the Contractual Term shall not come to an end on a Break Date unless at the relevant Break Date:
(i)    the rents reserved by this Lease and all other undisputed amounts payable under it have been paid up to and including the Break Date in cleared funds, provided that the Landlord has notified the Tenant of all such sums due as at the Break Date not later than 30 days prior to the relevant Break Date; and
(ii)    the Tenant yields up the whole of the Premises with vacant possession provided that the Tenant will not be in breach of this requirement if there remains on the Premises any of the Tenant's loose chattels fixtures or fittings of a minor or inconsequential nature.
8.3    Time shall be of the essence for Clauses 8.1 and 8.2 but this shall not make time of the essence for any other clause or paragraph of this Lease.
IN WITNESS of which the Landlord and the Tenant have executed this document as a deed on the date specified in the Particulars.

SCHEDULE 1
Easements and rights granted
1.1    Passage of utilities
The right of passage and running of services now or at any time during the Term in and through the Conduits in the Estate which serve the Premises and to make connection thereto subject to the Landlord's rights to re-route the same provided that the Landlord gives prior notice in writing and provides suitable alternative supplies and any means of connection to the same shall be approved by the Landlord (such approval not to be unreasonably withheld or delayed).
1.2    Access over Estate Roads
The right for the Tenant, any other permitted occupier or their employees or visitors to use on a 24-hour basis 365 days a year by foot or car the Estate Roads provided for the purpose for access to and from the Premises and the Car Parking (but subject to temporary interruptions where necessary for repairs, maintenance and renewal from time to time, provided that the Landlord shall use reasonable endeavours to minimize the period of any such interruptions and to provide a suitable alternative route for access during such period of interruption, save in emergencies), provided that the Landlord may from time to time vary, re-route or amend the Estate Roads in accordance with paragraph 5.2 of Schedule 5 and subject to paragraph 3.17(A) of Schedule 3.
1.3    Electricity Substation
The right of access to and egress from the electricity substation adjacent to the Premises on the Estate on reasonable prior notice (save in emergency), provided that in exercising this right the Tenant shall comply with the Landlord's reasonable security arrangements and allow the Tenant's representative to be accompanied by a representative of the Landlord if the Landlord so requires (save in an emergency).
1.4    Car parking
Subject to the payment of Car Parking Rent in accordance with Schedule 4, Part B, the use of up to 70 car parking spaces, such number to be determined in accordance with Schedule 4, Part B, for the parking of private cars and/or motorbikes belonging to the Tenant or any other permitted occupier or their employees or visitors on a 24-hour basis 365 days a year within the numbered spaces to be determined by the Landlord (acting reasonably) and notified to the Tenant from time to time (the "Car Parking").
1.5    Entry
(A)    The right to enter the Estate Common Parts at reasonable times after prior written notice (except in an emergency) so far as is reasonably necessary to carry out any works or alterations to the Premises required or permitted by this Lease (including redevelopment, for the avoidance of doubt), but subject to the persons entering making good any damage caused to the Estate Common Parts without unreasonable delay.

(B)    The right to enter the Estate Common Parts at reasonable times after prior written notice (except in an emergency) so far as is reasonably necessary to maintain or connect into any Conduits on the Premises, but subject to the persons entering making good any damage caused to the Estate Common Parts or the Estate without unreasonable delay.
1.6    Display of nameplates or signs
The right at the Tenant's reasonable request to have signs displayed in such locations on the Estate as the Landlord may approve (such approval not to be unreasonably withheld or delayed) showing the Tenant's name and any other details reasonably required by the Tenant to include the Tenant's usual corporate or trade logo.
1.7    Rights of support and protection
The rights of support and protection as enjoyed by the Premises at the date of this Lease.
1.8    New Conduits
The right to lay or construct Conduits in, on or under the Estate Roads with the Landlord's consent (such consent not to be unreasonably withheld or delayed) and to connect into such Conduits.

SCHEDULE 2
Easements and rights reserved
2.1    Light and air
All rights of light and air and the right to erect or alter or to consent to the erection or alteration of any building now or from time to time on any adjoining or neighbouring property notwithstanding that such erection or alteration may diminish the access of light and air enjoyed by the Premises and, subject to the provisions of Schedule 7, the right to deal with any such property as it may think fit.
2.2    Passage of utilities
The right of free and uninterrupted use of all Conduits as are now or may after the date of this Lease be in on or under the Premises and serving or capable of serving other parts of the Estate or adjoining or neighbouring property together with the right to enter upon the Premises on reasonable prior notice (save in an emergency) provided that in exercising this right the Landlord shall comply with the Tenant's reasonable security arrangements and allow the Landlord's representative to be accompanied by a representative of the Tenant it the Tenant so requires (save in an emergency) to inspect, repair or maintain any such Conduits but only where such inspection repair or maintenance would not otherwise be reasonably practicable.
2.3    New Conduits
The right to lay or construct new Conduits in, on or under the Premises with the Tenant's consent (such consent not to be unreasonably withheld or delayed) and to connect into such Conduits as are now or may after the date of this Lease be in on or under the Premises other than Conduits capable of serving only the Premises.
2.4    Maintenance of the Estate
The right to enter upon the Premises on reasonable prior notice (save in emergency) in connection with the erection, alteration, improvement, repair or maintenance of any other parts of the Estate or any adjoining or neighbouring property but only where such erection, alteration, improvement, repair or maintenance would not otherwise be reasonably practicable and provided that in exercising this right the Landlord shall comply with the Tenant's reasonable security arrangements and allow the Landlord's representative to be accompanied by a representative of the Tenant if the Tenant so requires (save in emergency).
2.5    Covenants
The right to enter upon the Premises in the circumstances in which in the tenant covenants in this Lease the Tenant covenants to permit such entry.
2.6    Support
The right of protection and support as enjoyed by other parts of the Estate over the Premises.

2.7    Access over pathways
For such time as the Tenant may provide and maintain any pedestrian pathways on the Premises which abut an Estate Road, the right for the Landlord, any other permitted occupier or their employees or visitors to use on a 24-hour basis 365 days a year by foot such pedestrian pathways for purposes in connection with this Lease or the Estate, provided that the Tenant shall not be required to provide or maintain any such pedestrian pathways.

SCHEDULE 3
Tenant covenants
3.1    Rent
To pay the rents reserved by this Lease at the times and in the manner specified without any deduction (save where required by statute), counterclaim or set off.
3.2    Outgoings
(A)    To pay and indemnify the Landlord against all existing and future rates, taxes, duties, charges, assessments, outgoings and impositions (whether of a capital, revenue, nonrecurring or wholly novel nature) which are now or may at any time be assessed, charged or imposed upon or in relation to the Premises or on the owner or occupier in respect of them other than tax payable by the Landlord (excluding VAT) occasioned by receipt of the rents, on the grant of this Lease or on any dealing with its reversionary interest.
(B)    Pending the separate assessment of the Premises, to pay and indemnify the Landlord against a fair proportion (as shall be determined by the Landlord acting reasonably) of any sum payable in respect of the Premises and any other part of the Estate.
3.3    Utilities
To pay for all gas, electricity, water, telephone, cable, oil and other utilities and services supplied to the Premises and all costs and charges in relation to the supply and disconnection of any such utilities and services and a fair proportion (as shall be determined by the Landlord acting reasonably) of any joint charges.
3.4    Repair
To keep the Premises properly maintained.
3.5    Cleaning
To keep the exterior parts of the Premises clean, tidy and free from rubbish.
3.6    Decoration
In 2019 and in every subsequent fifth year of the Term or more frequently if necessary and also in the three months immediately before the end of the Term to paint, clean or otherwise treat as the case may be all the exterior structure and other exterior parts of the Premises usually or requiring to be painted, cleaned or otherwise treated.
3.7    Yielding up
(A)    At the end of the Term quietly to yield up the Premises in a condition consistent with the due performance and observance of the tenant covenants in this Lease and for the avoidance of doubt it is acknowledged and agreed that the Tenant shall not be obliged to reinstate the Premises to the condition it was in at the beginning of the Term.

(B)    To remove from the Premises all tenant's and trade fixtures and fittings and chattels prior to the end of the Term, unless otherwise agreed by the parties.
(C)    To make good all physical damage caused to the Premises by the removal of fittings, furniture and effects.
3.8    Statutory Requirements
(A)    To comply with all Statutes and the requirements or directions of all local and other competent authorities affecting the Premises or their use and occupation whether imposed on the Landlord or the Tenant.
(B)    Not to do or omit to do anything by reason of which the Landlord may under any Statute or any such requirement or direction incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, levies, charges or expenses.
3.9    Planning
To comply with the Planning Acts and any planning permission relating to the Premises.
3.10    Entry upon the Premises
(A)    Where the same cannot otherwise be undertaken, to permit the Landlord and persons authorised by the Landlord to enter the Premises at reasonable times after reasonable prior written notice (except in an emergency) and where required to remain with or without workmen, materials and equipment:
(i)    in connection with the easements and rights reserved by this Lease; and
(ii)    to remedy any breach of the tenant covenants in this Lease;
without payment for any loss, nuisance, annoyance, damage or inconvenience caused to the occupiers of the Premises but subject to the persons entering causing as little inconvenience, nuisance and annoyance as reasonably practicable and making good any damage caused to the Premises without unreasonable delay provided that in exercising this right the Landlord shall comply and procure the compliance by those persons authorised by it with the Tenant's reasonable security arrangements and allow the Landlord's representative or person authorised by it to be accompanied by a representative of the Tenant if the Tenant so requires.
(B)    As soon as it becomes aware of the same to give immediate notice to the Landlord of any defect in the Premises which would or might give rise to any obligation on the Landlord's part to do or refrain from doing any act or thing in order to comply with the duty of care imposed by the Defective Premises Act 1972.
3.11    Breaches
(A)    To make good all breaches of the tenant covenants in this Lease within 20 Business Days after the giving of written notice by the Landlord to the Tenant or sooner if necessary.

(B)    If the Tenant continues to default in the performance of any of such covenants of which notice has been given, to permit the Landlord and all persons authorised by the Landlord to take steps to remedy the breaches.
3.12    Costs
(A)    To indemnify the Landlord against all costs properly incurred by the Landlord and arising from or in contemplation of:
(i)    the enforcement of any of the tenant covenants in this Lease;
(ii)    the remedying of any breach of the tenant covenants in this Lease;
(iii)    the lawful and proper preparation and service of any notices or proceedings under sections 146 and 147 of the Law of Property Act 1925 or the Leasehold Property (Repairs) Act 1938;
(iv)    the lawful and proper preparation and service of all notices and schedules (whether statutory or otherwise) relating to the state of repair and condition of the Premises or other breaches of any of the tenant covenants in this Lease; and
(v)    the preparation and service of any notices, applications or proceedings under the Landlord and Tenant (Covenants) Act 1995.
(B)    To indemnify the Landlord against all reasonable costs properly incurred by the Landlord and arising from any application for consent under this Lease whether it is granted, refused or the application is withdrawn unless the same is unlawfully or unreasonably withheld or delayed or offered subject to some unlawful or unreasonable conditions.
3.13    Alterations
(A)    The Tenant may make structural and non-structural alterations to the Premises, including for the avoidance of doubt demolishing and rebuilding the existing buildings on the Premises and redeveloping the Premises, without having to obtain the Landlord's consent, but the Tenant shall:
(i)    Prior to work commencing:
(a)    provide reasonable prior written notice to the Landlord of any structural alterations to the Premises, including the proposed commencement date and the estimated duration of the works;
(b)    supply the Landlord with plans showing the proposed layout and all other relevant details together with particulars of the type and design of such works;
(c)    use its reasonable endeavours to provide additional information to the Landlord that the Landlord reasonably requests, provided that any such request is made promptly and within 60 calendar days of the Landlord's receipt of the information provided pursuant to (a) and (b) above; and

(d)    obtain all requisite Consents;
(ii)    carry out such works in a good and workmanlike manner with suitable materials of good quality and causing as little nuisance to the Estate as reasonably practicable;
(iii)    comply with the requirements of all Consents and Statutes applicable to the works being carried out; and
(iv)    promptly and within no more than 15 Business Days after substantial completion of the works, provide the Landlord with three sets of final 'as-built' plans and specifications (both hard copy and CAD disk) for retention.
(B)    If the Tenant is required by any authority or Statute or the Tenant reasonably considers that it would be prudent to have an independent point of access to the Premises directly from the publicly maintained highway and without passing through the Estate Common Parts, the Landlord shall not raise any objection and shall provide its written consent (not to be unreasonably withheld or delayed) to the extent that any planning authority requires such consent and shall use all reasonable endeavours to facilitate such independent point of access provided that such assistance shall be at the Tenant's sole cost and reasonable request.
3.14    Use
(A)    Not to use the Premises otherwise than for the Permitted Use.
(B)    Not to use the Premises for:
(i)    any dangerous, noxious, noisy, offensive, illegal or immoral purpose;
(ii)    any purpose which causes an unlawful nuisance, damage or inconvenience to the Landlord or the owners or occupiers of any neighbouring property or which involves any substance which may be harmful, polluting or contaminating;
(iii)    residential purposes;
(iv)    any animal testing; or
(v)    any oil or other heavy chemical refinery;
provided that the proper use by the Tenant of the Premises for the Permitted Use shall not in any circumstances constitute a breach of the obligations under 3.14(B)(i) or 3.14(B)(ii) above.
3.15    Security arrangements
Not to leave the Premises continuously unoccupied for more than 30 Business Days without notifying the Landlord in advance and providing security and caretaking arrangements approved by the Landlord and the Tenant's insurers (if required) such approval not to be unreasonably withheld or delayed provided that in the event that the Tenant proposes to cease occupying the Premises (otherwise than by an assignment or underletting of the Premises in whole it shall first give the Landlord not less than six months' prior notice in writing).

3.16    Conduits
To keep the Conduits in the Premises clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction and repair any damage to the Conduits in the Premises as soon as reasonably practicable after it becomes aware of the same and to the Landlord's reasonable satisfaction.
3.17    Entrances and service areas
(A)    Not to enter or to leave the Estate otherwise than through the entrances and exits designated in writing by the Landlord (acting reasonably) from time to time.
(B)    Not to load or unload or receive delivery of or dispatch goods otherwise than in the areas and through the entrances designated in writing by the Landlord (acting reasonably) from time to time.
(C)    Not to obstruct the Estate Common Parts or to otherwise interfere with access by the Landlord or the tenants or occupiers of other parts of the Estate.
3.18    Rights of light
(A)    To preserve all rights of light and other easements enjoyed by the Premises and to take at the Landlord's sole cost and request all reasonable steps to preserve such rights of light and other easements and not to permit or suffer anyone to acquire any right of light or other easement or right over the Premises.
(B)    As soon as reasonably practicable after becoming aware of the same, to give notice to the Landlord of any third party making or acquiring or attempting to make or acquire any encroachment or easement against the Estate and at the request and cost of the Landlord to take such steps as the Landlord may reasonably require to prevent any such encroachment or easement being acquired.
3.19    Insurance
(A)    To keep the Premises insured against the Insured Risks for their full reinstatement cost with a reputable insurance office.
(B)    To ensure that the insurance policy in respect of the Premises required under paragraph (A) above is composite insurance covering the interests of the Landlord and the Tenant in the Premises.
(C)    On request to supply the Landlord (but not more frequently than once in any period of 12 months) with particulars of any such policies of insurance, evidence of payment of the current year's premium and a schedule showing the total reinstatement cost insured against by the Tenant.
(D)    If the Premises are destroyed or damaged, the Tenant shall in its absolute discretion either:
(i)    subject to obtaining all necessary Consents, apply all insurance monies received (except sums received in respect of property owner's and third party liability and business interruption) in rebuilding, repairing and reinstating the Premises as soon as reasonably practicable provided that the Tenant shall not be required to reinstate the Premises in facsimile; or
(ii)    if the Tenant is unable or unwilling to reinstate the Premises, promptly clear any debris and landscape the Premises to the reasonable satisfaction of the Landlord;
and the Tenant shall notify the Landlord within 12 months of the date of damage or destruction whether or not the Tenant has chosen to reinstate the Premises.
(E)    From the date of any damage or destruction until such time as the Premises have been reinstated in full or landscaped pursuant to paragraph 3.19(D), to ensure that, so far as reasonably practicable, the Premises remain clean and tidy, free from debris and suitably hoarded if necessary.
(F)    If the Tenant elects to rebuild, repair and reinstate the Premises in accordance with paragraph 3.19(D), to:
(i)    promptly use all reasonable endeavours to obtain any planning permissions and other Consents which are needed to enable the Tenant to reinstate the Premises;
(ii)    commence any reinstatement works promptly, and in any event within a maximum of two calendar years, after the last of the requisite Consents is issued;
(iii)    subject to such reasonable extensions of time as the parties may agree both acting reasonably, the Tenant shall complete all reinstatement works to the Landlord's reasonable satisfaction within a maximum of three calendar years after the last of the requisite Consents is issued; and
(iv)    comply with its obligations under paragraph 3.13(A).
(G)    The Landlord shall be entitled to insure against property owner's liability, third party liability and the employer's liability of the Landlord in relation to the Premises and anything done in them and the rest of the Estate. The Tenant shall pay to the Landlord within 14 days of receipt by the Tenant of a written demand a due and fair proportion of the cost of any insurance which the Landlord properly puts in place pursuant to this paragraph 3.19(G), plus any tax charged on the premium for the said insurance.
3.20    Alienation
(A)    Not to assign, underlet or charge any part (as distinct from the whole) of the Premises or hold upon trust for another the whole or any part of the Premises.
(B)    Not to go out of occupation of the whole of the Premises otherwise than by an assignment or underletting of the whole.
(C)    Not to assign or to underlet the whole of the Premises:
(i)    to a person entitled to claim diplomatic or sovereign immunity;

(ii)    to a corporation registered or resident in a jurisdiction in which an order or a judgment of a court obtained in England and Wales will not necessarily be enforced against it without any consideration of the merits of the case.
(D)    Not to underlet the whole of the Premises otherwise than by way of a Permitted Underlease.
(E)    To give the Landlord notice of its intention to assign the whole of the Premises or underlet the whole of the Premises and not to so assign or underlet the Premises without first complying with the provisions of Schedule 6, provided that this shall not apply to the transactions referred to in paragraph (F).
(F)    Paragraph (E) above shall not apply to any assignment or underlease of the whole of the Premises where the Tenant and the assignee or undertenant are members of the same group.
(G)    If the same is not entered automatically by the Land Registry on the registration of this Lease, promptly to apply for the entry of a restriction in the following form against the registered title to this Lease:
"No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction, is to be registered without a certificate signed by Reckitt Benckiser Healthcare (UK) Limited or their conveyancer that the provisions of paragraph 3.20(E) of Schedule 3 to the Lease dated 1 December 2014 and made between Reckitt Benckiser Healthcare (UK) Limited (1) and RB Pharmaceuticals Limited (2) have been complied with or do not apply to the disposition";
and the Tenant hereby authorises the Landlord to apply for the registration of the above restriction if the Tenant fails to do so.
(H)    Not to part with or share occupation of the whole or any part of the Premises otherwise than to companies which are members of the same group as the Tenant upon terms such that:
(i)    no estate or interest in the Premises is created or transferred and no right to exclusive possession or occupation is conferred; and
(ii)    any rights of occupation come to an end immediately the relevant company ceases to be a member of the same group as the Tenant.
3.21    Direct Competitors
Notwithstanding clause 3.20, not to assign or underlet the whole of the Premises unless:
(i)    the Tenant has provided reasonable notice to the Landlord of the identity of the proposed assignee; and
(ii)    the Landlord has provided its written confirmation that it does not consider (acting reasonably) that the proposed assignee is a direct competitor of the Landlord's business.

3.22    Registration of dealings
(A)    Within ten (10) Business Days after any assignment, underletting, sharing of occupation, mortgage or charge or the release or vacation of any mortgage or charge or devolution of or other instrument relating to the Premises or any estate or interest in the Premises however remote or inferior to give notice to the Landlord and produce to it for its retention a certified copy of the deed or instrument effecting the transaction.
(B)    If the Landlord so requests, the Tenant shall promptly supply the Landlord with full details of the occupiers of the Premises and the terms upon which they occupy.
3.23    Indemnity
(A)    To indemnify the Landlord against all actions, costs, claims, demands, expenses, damage and loss arising directly or indirectly from any breach of the Tenant's obligations under this Lease, provided that the Landlord:
(i)    takes reasonable steps to mitigate any losses which might result in a claim for indemnification being made;
(ii)    as soon as reasonably practicable gives notice in writing to the Tenant of any claims brought or made against the Landlord which may cause the Tenant to be liable under the indemnity; and
(iii)    does not admit liability or settle any relevant claim against it without the written consent of the Tenant (such consent not to be unreasonably withheld or delayed).
(B)    Notwithstanding paragraph 3.23(A):
(i)    for so long as the Tenant is RB Pharmaceuticals Limited or any other member of the lndivior Group, then until the earlier of:
(a)    the Tenant ceasing to be a member of the Indivior Group; and
(b)    a Change of Control of Indivior PLC; and
(ii)    for so long as the Landlord is Reckitt Benckiser Healthcare (UK) Limited or any other member of the RB Group, then until the earlier of:
(a)    the Landlord ceasing to be a member of the RB Group; and
(b)    a Change of Control of Reckitt Benckiser PLC;
the Tenant shall not be liable to the Landlord whether in contract, tort (including negligence and breach of statutory duty) for:
(i)    any indirect or consequential loss or damage;

(ii)    any loss of profits, loss of revenue, loss of use, loss of anticipated savings, loss of goodwill or loss of contracts (in each case whether direct or indirect or consequential); or
(iii)    any punitive or exemplary damages.
3.24    Interest
(A)    If any sum due under this Lease has not been paid by the date it is due, whether or not it has been formally demanded and without prejudice to the Landlord's other remedies, to pay on demand interest at the Default Interest Rate (both before and after any judgment) on that amount for the period from the due date to and including the date of payment.
(B)    To pay interest under paragraph (A) for any period during which the Landlord properly refuses to accept the tender of payment because of an unremedied breach of a tenant covenant.
3.25    VAT
(A)    Each sum payable under this Lease is exclusive of any amounts in respect of VAT chargeable on the supply for which that sum is the consideration.
(B)    If anything done under this Lease constitutes, for VAT purposes, the making of a supply by the Landlord to another person (the "Recipient") and VAT is or becomes chargeable on that supply (i) the Landlord shall issue a valid VAT invoice to the Recipient, and (ii) the Recipient shall pay to the Landlord, in addition to any amounts otherwise payable under this Lease, an amount equal to any amount of VAT so chargeable for which the Landlord is liable to account. If there is subsequently any adjustment to the consideration for the relevant supply:
(i)    where the adjustment is upward (i) the Landlord shall issue a valid additional or revised VAT invoice, and (ii) the Recipient will pay to the Landlord an amount equal to any additional VAT arising in respect of the supply for which the Landlord is liable to account; and
(ii)    where the adjustment is downward (i) the Landlord shall issue a valid VAT credit note or a revised VAT invoice; and (ii) the Landlord will pay to the Recipient an amount equal to any reduction in the VAT arising in respect of the supply for which the Landlord Is liable to account.
3.26    Matters affecting the Reversion
To observe and perform the Title Matters.

SCHEDULE 4
Part A: Service Charge
PART I
4.1    Interpretation
In this Schedule, except where the context otherwise requires:
"Service Charge Period" means a period of 12 months ending on and including 31st. December in each year or such other period as the Landlord may acting reasonably determine from time to time;
"Service Charge Rent'' means a fair and reasonable proportion of the Total Expenditure for the Service Charge Period concerned as appearing in the summary submitted pursuant to paragraph 4.3(A); and
"Total Expenditure" means the aggregate of the reasonable and proper costs and expenses incurred by the Landlord in providing the Services.
4.2    Estimate of the Total Expenditure
(A)    The Landlord shall submit to the Tenant an estimate of the Total Expenditure for each Service Charge Period.
(B)    The Landlord may revise such estimate at any time before the end of the relevant Service Charge Period to allow for unusual or unexpected expenditure.
4.3    Summary of the Total Expenditure
(A)    Within six months after the end of each Service Charge Period, the Landlord shall submit to the Tenant a full and accurate summary of the Total Expenditure for such period audited by an independent accountant.
(B)    At any time within 20 Business Days from the date such summary is submitted, the Tenant may after reasonable prior notice have access to the accounts, invoices and other materials from which such summary is derived and at its own expense be provided with copies.
(C)    After the expiration of a period of 40 Business Days from the date such summary is submitted, such summary shall be final and binding on the Tenant subject only to representations it has raised in writing during such period.
(D)    The Tenant may not object to the Total Expenditure or any item comprised in it or otherwise on the ground that:
(i)    an item of the Total Expenditure included at a proper cost might have been provided or performed at a lower cost;

(ii)    an item of the Total Expenditure fails to comply with an estimate which was given; or
(iii)    the Tenant disagrees with any estimate of future expenditure for which the Landlord requires to make provision so long as the Landlord has acted reasonably and in good faith.
4.4    Payment of the Service Charge Rent
(A)    The Tenant shall pay to the Landlord the Service Charge Rent for each Service Charge Period falling wholly within the Term and an apportioned part of the Service Charge Rent for any Service Charge Period falling partly within the Term.
(B)    Subject to any adjustment in the estimate of the Total Expenditure after the beginning of the relevant Service Charge Period, the Tenant shall make payments on account of the Service Charge Rent by four equal payments in advance on Rent Payment Date in each year of such amount as the Landlord may reasonably require.
(C)    After the Landlord has submitted the summary of the Total Expenditure for a Service Charge Period, if the aggregate of the on account payments made by the Tenant differs from the Service Charge Rent for the Service Charge Period concerned then any shortfall shall be paid by the Tenant to the Landlord within 20 Business Days of receipt by the Tenant of written demand and any over-payment shall either be allowed to the Tenant against the next on account payment due under this Schedule or, after the end of the Term and the discharge by the Tenant of any outstanding amounts under this Lease, returned to the Tenant within 20 Business Days of agreeing the amount due.
(D)    For the purpose of any apportionment in respect of a period shorter than a Service Charge Period, the Service Charge Rent for the Service Charge Period concerned shall be apportioned on a daily basis.
4.5    Further costs
The Landlord may include in the Total Expenditure for any Service Charge Period:
(i)    any item of the Total Expenditure for an earlier Service Charge Period not recovered in full from the tenants and occupiers of the Estate;
(ii)    interest at the base rate of Barclays Bank PLC from time to time from the date of expenditure until the date of recovery on any item of the total Expenditure met by the Landlord from its own resources whether because of an insufficiency of service charges received from the tenants and occupiers of the Estate or otherwise;
(iii)    any tax assessed upon the Landlord during such period in respect of sums received from the tenants or occupiers of the Estate by way of or on account of the service charge;
(iv)    any amounts in respect of VAT comprised in the Total Expenditure which the Landlord is unable to recover as input tax.

4.6    Deposit account
(A)    The Landlord shall keep the sums paid by the tenants and occupiers of the Estate by way of service charge in a separate, interest earning, deposit account (designated "The Service Charge Account'') until and save to the extent that they may be required for the purposes provided for in this Schedule.
(B)    Interest on the amounts standing to the credit of the account shall be credited to the account quarterly net of any tax payable in respect of such interest.
(C)    Until actual disbursement, such amounts shall be held by the Landlord to be applied by it for the benefit of the tenants and occupiers of the Estate from time to time.
(D)    Upon any transfer of the Reversion, the Landlord may retain out of such account an amount sufficient to discharge the Total Expenditure incurred by the Landlord but remaining outstanding.
(E)    The receipt of the Landlord's successor to the Reversion shall be a good receipt for the Landlord and relieve the Landlord from any liability as to the future application of amounts handed over.
4.7    Tenant’s protection provisions
(A)    There shall be excluded from the Total Expenditure all costs and expenses relating to:
(i)    the enforcement of the covenants and obligations of the tenants and occupiers of the Estate;
(ii)    the collection of rents and licence fees from the tenants and occupiers of the Estate and any costs relating to the administration of applications for consents to assign, sublet or alter by tenants or occupiers of the Estate;
(iii)    the review of rent, the letting and reletting of any part of the Estate and the grant of licences;
(iv)    any liability or expense which is the responsibility of any tenant or occupier of the Estate under the terms of the lease or other arrangement by which such tenant or occupier uses or occupies the Estate;
(v)    the capital costs incurred in carrying out improvements to the Estate except insofar as such work constitutes normal repair, renewal or refurbishment;
(vi)    the initial construction, equipping and fitting out of the Estate;
(vii)    the cost of making good any damage or destruction to the Estate arising from any risk covered by any policy or policies of insurance arranged by the Landlord pursuant to paragraph 4.12(F) to the extent the cost of doing so has been recovered under such policy or policies of insurance, the Landlord having used reasonable endeavours to recover such costs pursuant to any relevant policy or policies of insurance;

(viii)    any costs, fees or expenses arising or incurred by reason of any neglect, act or omission of the Landlord or those for whom it is legally responsible; and/or any other tenant or permitted occupier of any part of the Estate or those for whom it is legally responsible, and/or any breach by the Landlord of its obligations under this Lease; and/or any breach by any other tenant or permitted occupier of any part of the Estate of its obligations under their lease or other right of occupation;
(ix)    any contribution to a sinking fund;
(x)    the cost of special concessions given by the Landlord to any other tenant or occupier of the Estate;
(xi)    the costs incurred by or in connection with any proposed sale of the Landlord's interest under this Lease;
(xii)    all costs (including those of renewal, rebuilding and reinstatement) relating to Conduits that exclusively serve some other tenant or occupier (including the Landlord) of the Estate; and
(xiii)    any costs associated with the provision of the Car Parking pursuant to Part B of this Schedule.
(B)    The Service Charge Rent is not to be increased by reason of any part of the Estate being vacant or being occupied by the Landlord or because any other tenant or occupier of the Estate defaults in the payment of its service charge.
4.8    Landlord’s obligation to provide the Services
(A)    Subject to the following provisions of this paragraph, the Landlord shall provide the Services.
(B)    The Landlord may at its reasonable discretion discontinue, suspend, vary, extend, alter or add to the Services if the Landlord considers that by doing so the Estate, its services or amenities may be improved or the management of the Estate may be more efficiently conducted.
4.9    Disputes
Any dispute arising under this schedule shall be determined by a single arbitrator in accordance with the Arbitration Act 1996.

PART II
4.10    Repairs to the Estate
Repair, renewal (where beyond economic repair), decoration, cleaning, maintenance and lighting of:
(A)    any party walls or fences and other party structures and amenities which may belong to or be capable of being used or enjoyed by the Estate in common with any land or building adjoining or neighbouring the Estate;
(B)    Conduits, plant, machinery, apparatus and equipment (which are not the responsibility of and do not exclusively serve any tenant or occupier of the Estate (including the Landlord)); and
(C)    the Estate Common Parts, including the Estate Roads.
4.11    Fire Fighting and Security
(A)    Provision, operation, repair, renewal (where beyond economic repair), cleaning and maintenance of:
(i)    fire alarms, sprinkler systems, fire prevention and fire fighting equipment and ancillary apparatus within the Estate Common Parts; and
(ii)    security alarms, apparatus, CCTV surveillance systems and other systems and amenities as the Landlord (acting reasonably) considers appropriate for the security of the Estate.
(B)    Erection, repair, renewal (where beyond economic repair), decoration, cleaning, maintenance of a perimeter fence around the Estate and the Premises that complies with the Medicines and Healthcare Products Regulatory Agency and Home Office guidance for Home Office Controlled Drug Licensees (or such equivalent regulatory regime as applicable from time to time), provided that if the Premises becomes subject to a more onerous security regime than the Landlord then the Tenant shall be responsible for fulfilling such additional security arrangements.
4.12    Estate Common Parts
(A)    Repair, renewal (where beyond economic repair), decoration, cleaning, maintenance and lighting of the Estate Common Parts;
(B)    Equipping the Estate Common Parts;
(C)    Providing, maintaining and replacing any plants in the Estate Common Parts;
(D)    Providing, maintaining and replacing signs, nameboards and other notices within the Estate Common Parts;
(E)    The operation, maintenance and replacement (where beyond economic repair) of public address and access control systems, entry barriers, metal detectors and baggage scanning apparatus and other amenities within the Estate Common Parts;

(F)    Insuring the Estate Common Parts; and
(G)    Providing, maintaining and replacing refuse bins and operating a refuse storage collection and disposal service (including facilities for the segregation of rubbish).
4.13    Induction of Employees
Providing induction training or materials for the induction of the Tenant's new employees in respect of the rules for use of the Estate Common Parts.
4.14    Other services
Providing vermin and pest control.
4.15    Statutory Requirements
(A)    Paying all existing and future rates, taxes, charges, assessments and outgoings payable to any competent authority or for utilities in respect of the Estate Common Parts;
(B)    Complying with the effect of any Statute in respect of the Estate Common Parts; and
(C)    Carrying out any works to the Estate Common Parts required to comply with Statute.
4.16    Fees and Management Charges
(A)    Paying managing agents' reasonable and proper fees and disbursements or if the Landlord itself manages the Estate making provision for a reasonable fee; and
(B)    Paying the reasonable and proper fees and disbursements of accountants, surveyors, engineers, solicitors and others in connection with the provision of the Services and the administration of the Service Charge Rent.
4.17    Staff
Providing staff as the Landlord reasonably considers necessary in the interests of good estate management in connection with the Services and the general management, operation, maintenance and security of the Estate (including security guards) and all other reasonable incidental expenditure including but not limited to:
(i)    salaries and health, insurance, welfare and pension benefits;
(ii)    uniforms, special clothing, tools and other materials for the proper performance of the duties of any such staff;
(iii)    providing maintaining repairing decorating and lighting any office accommodation and other facilities for building management staff and paying all rates gas electricity water and other utility charges in respect thereof and any actual or notional rent for such office accommodation; and

(iv)    redundancy and similar or ancillary payments that the Landlord may be required by Statute or otherwise to pay in respect of staff.
4.18    Miscellaneous items
(A)    Leasing or hiring any machinery and equipment required and used in connection with the provision of the Services;
(B)    Paying commitment fees interest and any other cost of borrowing money at competitive rates where reasonably necessary to finance the Total Expenditure in relation to any unusual items of capital expenditure; and
(C)    Providing any other services, carrying out any other works and paying any other reasonable and proper expenses which the Landlord reasonably and properly deems appropriate in accordance with good estate management and in the overall interests of the tenants and occupiers of the Estate.

Part B: Car Parking Rent
4.19    Interpretation
In this Schedule, except where the context otherwise requires:
"Car Parking Rent" means rent at an initial rate of £200 per annum for each car parking space provided in accordance with paragraph 1.4 of Schedule 1 and paragraph 4.22 of this Schedule from time to time and then as revised pursuant to this Schedule 4, Part B of this Lease;
"Base RPI Month" means October in each calendar year;
"Base Rent" means £200 per annum per car parking space and then as revised pursuant to this Schedule 4, Part B of this Lease;
"Index" means the "all items'' figure of the RPI;
"Interest Rate" means three per cent per annum below the Default Interest Rate from time to time;
"RPI" means the Retail Prices Index published by the Office for National Statistics or such body as may from time to time succeed the functions of such Office in relation to the Retail Prices Index or any official index replacing it; and
"Review Date" means 25 December 2015 and every anniversary of that date.
4.20    Payment of Car Parking Rent
The Tenant shall pay the Car Parking Rent by four equal payments in advance on the Rent Payment Dates in respect of the number of car parking spaces to be used for the relevant period as determined from time to time by paragraph 4.22 of this Schedule.
4.21    Review of Car Parking Rent
(A)    In this paragraph, the "President" is the President for the time being of the Royal Institution of Chartered Surveyors or a person acting on his behalf, and the Surveyor is the independent valuer appointed pursuant to paragraph 4.21(J).
(B)    The Car Parking Rent shall be reviewed on each Review Date with effect from and including the relevant Review Date, the reviewed rent to become payable as the Car Parking Rent reserved by this Lease.
(C)    The reviewed rent for a Review Date shall be determined by multiplying the relevant Base Rent by the Index for the month of October immediately before the relevant Review Date, then dividing the product by the Index value for the Base RPI Month in the previous calendar year, provided that:
(i)    if this calculation would result in an annual increase of more than three per cent, the increase will be deemed to be three per cent; and

(ii)    if this calculation would result in an increase of less than one per cent or a decrease, the increase will be deemed to be an increase of one per cent.
(D)    The Landlord shall calculate the indexed rent as soon as reasonably practicable and shall give the Tenant written notice of the indexed rent as soon as it has been calculated.
(E)    If the revised Car Parking Rent has not been calculated by the Landlord and notified to the Tenant at least five Business Days before a Review Date, the Car Parking Rent payable from that Review Date shall continue at the rate payable immediately before that Review Date. No later than five Business Days after the revised Car Parking Rent is notified by the Landlord to the Tenant, the Tenant shall pay:
(i)    the shortfall (if any) between the amount that it has paid for the period from the Review Date until the Rent Payment Date following the date of notification of the revised Car Parking Rent and the amount that would have been payable had the revised Car Parking Rent been notified on or before that Review Date; and
(ii)    interest at the Interest Rate on that shortfall calculated on a daily basis by reference to the Rent Payment Dates on which parts of the shortfall would have been payable if the revised Car Parking Rent had been notified on or before that Review Date and the date payment is received by the Landlord.
(F)    Time shall not be of the essence for the purposes of this clause.
(G)    Subject to paragraph 4.21(H), if there is any change to the methods used to compile the RPI, Including any change to the items from which the Index is compiled, or if the reference case used to compile the RPI changes, the calculation of the indexed rent shall be made taking into account the effect of this change.
(H)    The Landlord and the Tenant shall endeavour, within a reasonable time, to agree an alternative mechanism for setting the Car Parking Rent if either:
(i)    the Landlord and the Tenant reasonably believes that any change referred to in paragraph 4.21(G) would fundamentally alter the calculation of the indexed rent in accordance with this paragraph 4.21, and has given notice to the other party of this belief; or
(ii)    it becomes impossible or impracticable to calculate the indexed rent in accordance with this paragraph 4.21.
This alternative mechanism may (where reasonable) include, or consist of, substituting an alternative index for the RPI. In default of agreement between the Landlord and the Tenant on an alternative mechanism for setting the Car Parking Rent, the Surveyor shall determine an alternative mechanism.

(I)    The Surveyor shall determine a question, dispute or disagreement that arises between the parties in the following circumstances:
(i)    where any question or dispute arises between the parties as to the amount of the Car Parking Rent payable or as to the interpretation, application or effect of any part of this paragraph 4.21; or
(ii)    where the Landlord and the Tenant fail to reach agreement under paragraph 4.21(H).
The Surveyor shall have full power to determine the question, dispute or disagreement. When determining such a question, dispute or disagreement, the Surveyor may, if he considers it appropriate, specify that an alternative mechanism for setting the Car Parking Rent should apply to this lease, and this includes (but is not limited to) substituting an alternative index for the RPI.
(J)    The Surveyor shall be an independent valuer who is a Member or Fellow of the Royal Institution of Chartered Surveyors. The Landlord and the Tenant may, by agreement, appoint the Surveyor at any time before either of them applies to the President for the Surveyor to be appointed.
(K)    The Surveyor shall act as an expert and not as an arbitrator. The Surveyor's decision shall be given in writing, and the Surveyor shall provide reasons for any determination. The Surveyor's written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.
(L)    The Surveyor shall give the Landlord and the Tenant an opportunity to make written representations to the Surveyor and to make written counter-representations commenting on the representations of the other party to the Surveyor. The parties will provide (or procure that others provide) the Surveyor with such assistance and documents as the Surveyor reasonably requires for the purpose of reaching a decision.
(M)    Either the Landlord or the Tenant may apply to the President to discharge the Surveyor if the Surveyor:
(a)    dies;
(b)    becomes unwilling or incapable of acting; or
(c)    unreasonably delays in making any determination.
Paragraph 4.21(J) shall then apply in relation to the appointment of a replacement.
(N)    The fees and expenses of the Surveyor and the cost of the Surveyor's appointment and any counsel's fees, or other fees, reasonably incurred by the surveyor shall be payable by the Landlord and the Tenant in the proportions that the Surveyor directs (or if the Surveyor makes no direction, then equally). The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review.

4.22    Review of the number of Car Parking spaces
(A)    The Tenant may vary the number of car parking spaces over which it has rights pursuant to paragraph 1.4 of Schedule 1 with effect from 25 December in any year of the Term by providing at least two months' written notice to the Landlord.
(B)    Notwithstanding paragraph 4.22(A), the Landlord shall not be required to provide the Tenant with the use of any more than 70 Car Parking spaces at any one time and, for the avoidance of doubt, if the Tenant specifies any number greater than 70 in its notice to the Landlord served in accordance with paragraph 4.22(A), the notice shall be deemed to require 70 Car Parking spaces exactly.

SCHEDULE 5
Further provisions
5.1    Licences to be obtained
(A)    Any licence, consent or approval required from the Landlord under this Lease is to be obtained before the act or event to which it applies is earned out or done and is effective only when given by deed expressly made collateral to this Lease.
(B)    Whether or not it says so expressly, a requirement to obtain the licence, consent or approval of the Landlord under this Lease includes a requirement to also obtain before the act or event all relevant Consents.
5.2    Estate Common Parts
(A)    The Landlord shall not materially alter the Estate Roads and other access routes across the Estate Common Parts without:
(i)    providing no less than three months' notice to the Tenant of the proposed alteration; and
(ii)    obtaining the Tenant's prior approval (such approval not to be unreasonably withheld or delayed);
PROVIDED THAT the Landlord shall ensure that sufficient areas of the Estate Common Parts and sufficient access routes are available for use by the Tenant to enable the Tenant or any lawful sub tenant or other occupier to undertake its lawful usual business at the Premises without a materially detrimental effect on such business.
5.3    No implied warranty
Nothing contained or implied in this Lease or in any licence, consent or approval given by the Landlord is to be taken to be a covenant, warranty or representation by the Landlord or its agents that the Premises can be or are fit to be used for the Permitted Use or any other purpose or that any alteration or addition or change of use which the Tenant may intend to carry out will not require relevant Consents.
5.4    Landlord covenants
(A)    The Landlord shall give the Tenant notice of its intention to assign or sell the Reversion and shall not assign or sell the Reversion without first complying with the provisions of Schedule 7, provided that this paragraph 5.4(A) does not apply:
(i)    if the Tenant is not either RB Pharmaceuticals Limited or another member of the lndivior Group; or
(ii)    to any transfer or assignment of the Reversion by the Landlord to members of the same group.

(B)    The Landlord consents to the Tenant applying for the entry of a restriction in the following form against each of the Landlord's registered titles to the Reversion:
"No transfer of the registered estate by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer that the provisions of Schedule 5 paragraph 5.4(A) of an agreement dated 1 December 2014 and made between Reckitt Benckiser Healthcare (UK) Limited (1) and RB Pharmaceuticals Limited (2) have been complied with or that they do not apply to the disposition"
and the Tenant consents to the Landlord applying to remove this restriction when the Tenant ceases to be RB Pharmaceuticals Limited or another member of the lndivior Group.
5.5    Unwanted property
If after the end of the Term any property remains on the Premises or the Estate the landlord may either in so far as the same is annexed to the Premises treat it as having reverted to the Landlord or as the agent of the Tenant (and the Landlord is appointed by the Tenant to act in that behalf) remove, store, and sell such property and then hold the proceeds of sale after deducting the reasonable and proper costs and expenses of removal, storage and sale incurred by it to the order of the Tenant and the Tenant shall indemnify the Landlord against liability incurred by it to any third party whose property is dealt with by the Landlord.
5.6    No implied easements
Except as expressly set out, this Lease does not confer upon or include by reason of section 62 of the Law of Property Act 1925 or otherwise in favour of the Tenant any right, privilege, estate or interest in, through, over or upon any land or property adjoining or near to the Premises.
5.7    Costs
Costs payable to the Landlord or against which the Landlord is entitled to be indemnified under this Lease include but are not limited to all solicitors', surveyors', architects' and other fees, disbursements and irrecoverable VAT and other expenditure properly incurred by the Landlord on its own account or by the local or any other competent authority or the insurers or any other person interested In the Premises.
5.8    Arrears
Where the Landlord agrees to the Tenant deferring to some later date any amount falling due under this Lease, such later date shall be deemed to be the due date for payment for the purpose of section 17 of the Landlord and Tenant (Covenants) Act 1995.
5.9    Exclusion of liability
The Landlord shall not be liable or responsible to the Tenant or any person deriving title under it or any occupier of the Premises or their respective employees, agents, visitors or licensees for any loss, injury, damage, nuisance, annoyance or inconvenience which may be sustained either personally or to their property caused in whole or in part by any failure of or defect in any plant, machinery, conduits or services in the Premises.

5.10    Interest rates
If it ceases to be practicable to determine interest rates by reference to the base rate of Barclays Bank PLC the Landlord may specify a reasonable alternative.
5.11    Contracts (Rights of Third Parties) Act 1999
The parties do not intend that any provision of this Lease is to be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it or a successor of such a party.
5.12    No waiver
No demand for or receipt of rent, no grant of any licence, consent or approval and no acceptance of any document for registration under this Lease by the Landlord or its agent with notice of a breach of any of the tenant covenants in this Lease is or is to be deemed to be a waiver, wholly or partially, of any such breach but any such breach shall be deemed a continuing breach of covenant and neither the Tenant nor any person taking any estate or interest under or through the Tenant may set up any such demand, receipt, grant or acceptance in any action for forfeiture or otherwise.
5.13    Entire agreement
(A)    This Lease constitutes the whole and only agreement between the parties relating to the subject matter of this Lease.
(B)    Each party acknowledges that in entering into this Lease, it is not relying upon any pre-contractual statement which is not set out in this Lease other than those contained in any written replies that the Landlord's solicitors have given to the CPSE 1 issued by the Tenant and dated 13 October 2014 and written replies dated 16 October 2014 to the Tenant's further enquiries dated 15 October 2014.
(C)    Subject to the provisions of paragraph 5.13(B) and except in the case of fraud or negligence, no party shall have any right of action against any other party to this Lease arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Lease.
(D)    For the purposes of this paragraph 5.13, "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Lease made or given by any person at any time prior to this Lease becoming legally binding.
5.14    Notices
(A)    Any notice to be given under or in connection with this Lease shall be:
(i)    in writing (which for this purpose shall not include e-mail or fax); and

(ii)    delivered by hand or sent by first class post, special delivery or recorded delivery to the addressee at its registered office or such other address as previously notified in writing to the giver of the notice by the addressee.
(B)    In the absence of evidence of earlier receipt, a notice given in accordance with paragraph 5.14(A)(ii) is deemed to be given:
(i)    if delivered by hand before 5:00pm on a Business Day, on the day it is delivered;
(ii)    if delivered by hand after 5:00pm on any day, on the first Business Day after the day it is delivered; and
(iii)    if sent by first class post, special delivery or recorded delivery, on the second Business Day after it is posted.
5.15    Jurisdiction
(A)    This lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
(B)    The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Lease or its subject matter or formation (including non-contractual disputes or claims).
5.16    Invalidity
Each of the provisions of this Lease is separate and severable from the others and if at any time any provision of this Lease is or becomes illegal, invalid or unenforceable, that shall not affect or impair the legality, validity or enforceability of any other provision of this Lease.

SCHEDULE 6
Right of First Refusal
Part I
Right of First Refusal on proposed assignment or underletting of the whole of the Premises
6.1    Definitions
(A)    In this Schedule 6, the following definitions apply:
"Consideration" the consideration specified for the surrender of this Lease in the Offer (or Revised Offer pursuant to paragraph 6.3(C) of this Part I of this Schedule), whether or not monetary and whether payable by the Landlord or the Tenant;
"Landlord's Warning Notice" a notice in a form complying with the requirements of schedules 3 and 4 of the Order;
"Offer" an offer complying with the provisions of paragraph 6.3(A) of this Part I of this Schedule;
"Order'' the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and
"Right of First Refusal" the right of first refusal of the Landlord under this Part I of this Schedule.
6.2    Making an Offer
(A)    If the Tenant wishes to assign this Lease or underlet this Lease the Tenant must first make an Offer to the Landlord.
(B)    The Right of First Refusal operates in respect of each party who is or becomes the Tenant.
6.3    The Offer
(A)    An "Offer" for the purposes of this Schedule is an offer to surrender this Lease to the Landlord free from encumbrances (other than any subject to which this Lease was granted) and which:
(i)    is unconditional;
(ii)    is made irrevocably by the Tenant unless and until rejected or treated as rejected by the Landlord pursuant to paragraph 6.3(C) of this Part I of this Schedule;
(iii)    is made in the form set out in Part II of this Schedule;
(iv)    is submitted by the Tenant to the Landlord in duplicate, both parts of which are signed by the Tenant;
(v)    specifies the Consideration; and
(vi)    specifies whether any tenant's fixtures are included and if so itemises them.

(B)    Within 25 Business Days of receipt (or deemed receipt) of an Offer, the Landlord shall be entitled (but not obliged) to give notice in writing to the Tenant stating either:
(i)    that it does not wish to accept the Offer in which event the provisions of paragraph 6.3(C) will apply; or
(ii)    that it is minded to accept the Offer at the Consideration, subject to compliance with section 38A(4) of the Landlord and Tenant Act 1954 in which event subject to compliance by the Landlord and the Tenant with paragraph 6.4 the Landlord will accept the Offer in accordance with paragraph 6.5 within 5 (five) Business Days of compliance by the Tenant with the provisions of paragraph 6.4(B).
(C)    In the event (1) the Landlord declines to accept the Offer pursuant to paragraph 6.3(B)(i) or (ii) at the expiry of the 25 Business Days' period specified in paragraph 6.3(B) the Landlord has not notified the Tenant that it is minded (subject to compliance with Section 38A(4) of the Landlord and Tenant Act 1954) to accept a surrender of this Lease and the Offer is thereby treated as rejected by the Landlord or (iii) the Landlord has not within 20 Business Days after notifying the Tenant pursuant to paragraph 6.3(B)(ii) that it is minded to accept the Offer then complied with the provisions of Section 38A(4) of the Landlord and Tenant Act 1954 and paragraph 6.4(A) and following compliance by the Tenant with paragraph 6.4(B) accepted the Offer pursuant to paragraph 6.5, the Tenant may assign or underlet this Lease to a third party for a consideration determined by the Tenant, provided that:
(i)    the Tenant must comply with the provisions of paragraph 3.20 (other than paragraph 3.20(E)) of Schedule 3;
(ii)    the Tenant shall keep the Landlord fully informed of its negotiations with third parties in respect of any proposed assignment or underletting, including promptly disclosing drafts of any heads of terms (provided that such heads of terms may be redacted by the Tenant if the Tenant reasonably considers it to be necessary, save that the key terms including the consideration must be disclosed to the Landlord);
(iii)    the third party transaction must be bona fide and on arm's length terms; and
(i)    if the proposed assignment or underlease to a third party would be for less than the Consideration specified in the Offer, the Tenant must first offer to surrender this Lease to the Landlord for the price which has been agreed with the proposed assignee or undertenant (the "Revised Offer") and the Landlord shall be entitled but not obliged within 10 Business Days of receipt (or deemed receipt), time being of the essence, of the Revised Offer to decline the Revised Offer or to notify the Tenant that it is minded to accept the Revised Offer subject to compliance with Section 38A(4) of the Landlord and Tenant Act 1954. In the event that the Landlord fails to respond to the Revised Offer within the said 10 Business Day period the Revised Offer will be treated as having been rejected by the Landlord. The Revised Offer shall comply in all respects with the provisions of paragraph 6.3(A) subject to any necessary revisions to the form set out in Part II of this Schedule and the Consideration for the purposes of the Revised Offer shall be the consideration for which the Tenant is intending to dispose of this Lease whether monetary or not monetary and the terms of this paragraph (C) apply to the Revised

Offer as if it were an Offer, save in respect of the time in which the Landlord must notify the Tenant of whether it intends to accept.
6.4    Advance validation of the Offer or Revised Offer
(A)    The Offer or Revised Offer is only capable of acceptance by the Landlord if it is preceded by compliance with section 38A(4) of the Landlord and Tenant Act 1954 and the service by the Landlord of a Landlord's Warning Notice on the Tenant in relation to the offer to surrender this Lease contained in the Offer or Revised Offer.
(B)    In response to any Landlord's Warning Notice and as a precondition to the acceptance of an Offer or Revised Offer, the Tenant must first have made a declaration or statutory declaration as appropriate in a form complying with the requirements of schedule 4 of the Order, such declaration or statutory declaration to be provided to the Landlord within 10 Business Days of receipt of the Landlord's Warning Notice.
(C)    For the avoidance of doubt, neither the service of a Landlord's Warning Notice nor the making of a declaration or statutory declaration by the Tenant pursuant to paragraph 6.4(B) will bind the Landlord to accept the Offer or Revised Offer.
6.5    Acceptance of the Offer or Revised Offer
(A)    The method of acceptance of the Offer or Revised Offer by the Landlord is to be effected by the return to the Tenant of one part of the Offer or Revised Offer duly signed by or on behalf of the Landlord, with a reference to the Landlord's Warning Notice and the Tenant's declaration or statutory declaration endorsed on it in compliance with the requirements of schedule 4 of the Order. The Offer or Revised Offer shall be accepted within 5 (five) Business Days of the Tenant making a declaration or statutory declaration as appropriate in accordance with paragraph 6.4(B) and providing a copy of the same to the Landlord.
(B)    If the Offer or Revised Offer is duly accepted by the Landlord:
(i)    the Tenant will surrender and yield up to the Landlord and the Landlord will accept a surrender of the Premises so that the Term created by this Lease will merge in the reversion immediately expectant on this Lease;
(ii)    completion of the said surrender is to take place on the date 20 Business Days after the date that the Offer or Revised Offer is accepted by the Landlord or on such earlier date as the Landlord may prescribe;
(iii)    on completion of the surrender, the Consideration is to be paid;
(iv)    the surrender is to be in such form as the Landlord reasonably requires, reciting the Consideration, and shall not relieve the Tenant from any subsisting liability under or in connection with this Lease up to the time of the surrender;
(v)    the Premises shall be surrendered with vacant possession, provided that the Tenant will not be in breach of this requirement if there remains on the Premises any of the Tenant's loose chattels fixtures or fittings of a minor or inconsequential nature; and

(vi)    the Standard Commercial Property Conditions (Second Edition) are to apply to the agreement for the surrender constituted by the acceptance by the Landlord of the Offer or Revised Offer.
(C)    On completion of the surrender:
(i)    the Tenant will hand over to the Landlord:
(a)    this Lease;
(b)    the duly executed original of the deed of surrender;
(c)    duly executed discharges in form DS1 of all registered changes (if applicable);
(d)    certificates of non-crystallisation in respect of any floating charges (if applicable); and
(e)    duly executed deeds of release in respect of any equitable charges (if applicable); and
(f)    the Landlord will hand over to the Tenant the duly executed counterpart of the deed of surrender.

Part II
Prescribed form of offer
To the Landlord, and to whom it may concern:
Right of First Refusal in the Lease dated [                    ] 2014 and made between (1) Reckitt Benckiser Healthcare (UK) Limited and (2) RB Pharmaceuticals Limited (the "Lease") relating to the right of the Landlord to require a surrender of the Lease if the Tenant wishes to assign or underlet.
Take notice that we, the Tenant, having made a decision to dispose of the Lease by way of assignment or underletting to a third party make an Offer to you in accordance with Part I of Schedule 6 of the Lease on the following terms:
(A)    the Consideration is [                     ];
(B)    the Offer [excludes tenant's fixtures] [includes the tenant's fixtures itemised in the attached list];
(C)    if the Offer is not accepted by you, it is intended to assign or underlet the Lease, subject to the provisions of paragraph 3.20 (other than paragraph 3.20(E)) of Schedule 3 and the provisions of Part I of Schedule 6 of the Lease to a third party;
(D)    this notice constitutes an Offer to you to surrender the Lease for the Consideration, capable of acceptance by you in accordance with the provisions of Part I of Schedule 6 of the Lease;
(E)    the terms of Part I of Schedule 6 of the Lease are incorporated by reference into this Offer; and
(F)    the words and expressions designated by initial capital letters in this Offer are defined in Part I of Schedule 6 of the Lease and have the same meanings in this Offer.
You have 25 Business Days to notify us that you are minded to accept the Offer and thereafter to serve a Landlord's Warning Notice on us, and to then accept this Offer by signing the duplicate of this letter, or another copy of it, in a manner indicating acceptance and sending it to us within 5 Business Days following the date on which you receive our Landlord and Tenant Act 1954 declaration or statutory declaration.
This Offer is not capable of acceptance unless and until section 38A(4) of the Landlord and Tenant Act 1954 has been complied with in accordance with paragraph 6.4(A) of Part I of Schedule 6 of the Lease.
You are referred to Part I of Schedule 6 of the Lease as to your rights, and the consequences of failure to accept this Offer in time or to comply with the conditions of exercise of the Right of First Refusal.

Dated [ ]

[The Tenant]

We acknowledge receipt of the Offer of which this is the duplicate [a copy], and having:
given a Landlord's Warning Notice in respect of the Offer; and
received from you on [insert date] a [declaration] [statutory declaration] in a form complying with the requirements of section 38A(4) of the Landlord and Tenant Act 1954, in response;

we accept the Offer.

[The Landlord]

SCHEDULE 7
First Right of Refusal
Part I
Right of First Refusal on proposed sale of the freehold title of the Premises
7.1    Definitions
(A)    In this Schedule 7, the following definitions apply:
"Consideration" the consideration specified for the Reversion in the Offer (or Revised Offer pursuant to paragraph 7.3(C)(iii) of this Part I of this Schedule), whether or not monetary;
"Offer" an offer complying with the provisions of paragraph 7.3 of this Part I of this Schedule; and
"Right of First Refusal" the right of first refusal of the Tenant under this Part I of this Schedule.
7.2    Making an Offer
(A)    If the Landlord wishes to sell the Reversion the Landlord must first make an Offer to the Tenant.
(B)    The Right of First Refusal operates in respect of each party who is or becomes the Landlord.
7.3    The Offer
(A)    An "Offer'' for the purposes of this Schedule is an offer to sell the Reversion to the Tenant free from encumbrances (other than this Lease and the Title Matters) and which:
(i)    is unconditional;
(ii)    is made irrevocably by the Landlord unless and until rejected or treated as rejected by the Tenant pursuant to paragraph 7.3(C) of this Part I of this Schedule;
(iii)    is made in the form set out in Part II of this Schedule;
(iv)    is submitted by the Landlord to the Tenant in duplicate, both parts of which are signed by the Landlord;
(v)    specifies the Consideration;
(i)    specifies whether any landlord's fixtures are included and if so itemises them.
(B)    Within 25 Business Days of receipt (or deemed receipt of an Offer), the Tenant shall be entitled (but not obliged) to give notice in writing to the Landlord stating either:
(i)    that it rejects the Offer in which event the provisions of paragraph 7.3(C) will apply; or
(ii)    that it wishes to accept the Offer.

(C)    In the event (i) the Tenant declines to accept the Offer pursuant to paragraph 7.3(B)(i) or (ii) at the expiry of the 25 Business Days' period specified in paragraph 7.3(B) the Tenant has not notified the Landlord that it wishes to acquire the Reversion and the Offer is thereby treated as rejected by the Tenant or (iii) the Tenant has not within 5 (five) Business Days after notifying the Landlord pursuant to paragraph 7.3(B)(ii) that it wishes to accept the Offer then accepted the Offer pursuant to paragraph 7.4, the Landlord may dispose of the Reversion to a third party for a consideration determined by the Landlord and which may be less than the Consideration specified in the Offer provided that:
(i)    the Landlord shall keep the Tenant fully informed of its negotiations with third parties in respect of any transfer of the Reversion, including promptly disclosing drafts of any heads of terms (provided that such heads of terms may be redacted by the Landlord if the Landlord reasonably considers it to be necessary, save that the key terms including the consideration must be disclosed to the Tenant);
(ii)    the third party transaction must be bona fide and on arm's length terms; and
(i)    if the proposed disposal to a third party would be for less than the Consideration specified in the Offer, the Landlord shall first offer to sell the Reversion to the Tenant for the price which has been agreed with the proposed purchaser of the Reversion (the "Revised Offer") and the Tenant shall be entitled but not obliged within 10 Business Days of receipt (or deemed receipt), time being of the essence, of the Revised Offer to decline the Revised Offer or to accept the Revised Offer. In the event that the Tenant fails to respond to the Revised Offer within the said 10 Business Day period the Revised Offer will be treated as having been rejected by the Tenant. The Revised Offer shall comply in all respects with the provisions of paragraph 7.3(A) subject to any necessary revisions to the form set out in Part II of this Schedule and the Consideration for the purposes of the Revised Offer shall be the consideration for which the Landlord is intending to dispose of the Reversion whether monetary or not monetary and the terms of this paragraph (C) apply to the Revised Offer as if it were an Offer, save in respect of the time in which the Tenant must notify the Landlord of whether it intends to accept.
7.4    Acceptance of the Offer or Revised Offer
(A)    The method of acceptance of the Offer or Revised Offer by the Tenant is to be effected by the return to the Landlord of one part of the Offer or Revised Offer duly signed by or on behalf of the Tenant.
(B)    If the Offer or Revised Offer is duly accepted by the Tenant:
(i)    the Landlord will transfer to the Tenant and the Tenant will accept a transfer of the Reversion;
(ii)    completion of the said transfer is to take place within 20 Business Days after the date that the Offer or Revised Offer is accepted by the Tenant or on such earlier date as the Tenant may prescribe;
(iii)    on completion of the transfer, the Consideration is to be paid;

(iv)    the transfer is to be in such form as the Tenant reasonably requires, reciting the Consideration; and
(v)    the Standard Commercial Property Conditions (Second Edition) are to apply to the agreement for the transfer constituted by the acceptance by the Tenant of the Offer or Revised Offer, provided that the Landlord shall not be required to transfer the Reversion with the benefit of vacant possession.
(C)    On completion of the transfer:
(i)    the Landlord will hand over to the Tenant:
(a)    any relevant title deeds, including this Lease;
(b)    the duly executed original form TR1 or TP1, as applicable;
(c)    duly executed discharges in form DS1 of all registered charges (if applicable);
(d)    certificates of non-crystallisation in respect of any floating charges (if applicable); and
(e)    duly executed deeds of release in respect of any equitable charges (if applicable);
(ii)    the Tenant will hand over to the Landlord the duly executed counterpart of form TR1 or TP1, as applicable.

Part II
Prescribed form of offer
To the Tenant, and to whom it may concern:
Right of First Refusal in the Lease dated [                    ] 2014 and made between (1) Reckitt Benckiser Healthcare (UK) Limited and (2) RB Pharmaceuticals Limited (the "Lease") relating to the right of the Tenant to require a transfer of the reversion of the Lease (the “Reversion”) if the Landlord wishes to sell.
Take notice that we, the Landlord, having made a decision to sell the Reversion now make an Offer to you in accordance with Part I of Schedule 7 of the Lease on the following terms:
(A)    the Consideration is [                    ];
(B)    if the Offer is not accepted by you, it is intended to sell the Reversion to a third party;
(C)    this notice constitutes an Offer to you to sell the Reversion for the Consideration, capable of acceptance by you in accordance with the provisions of Part I of Schedule 7 of the Lease;
(D)    the terms of Part I of Schedule 7 of the Lease are incorporated by reference into this Offer; and
(E)    the words and expressions designated by initial capital letters in this Offer are defined in Part I of Schedule 7 of the Lease and have the same meanings in this Offer.
You have 25 Business Days to accept the Offer by signing the duplicate of this letter, or another copy of it, in a manner indicating acceptance and sending it to us within the aforementioned 25 Business Days.
You are referred to Part I of Schedule 7 of the Lease as to your rights, and the consequences of failure to accept this Offer in time or to comply with the conditions of exercise of the Right of First Refusal.

Dated [ ]

[The Landlord]
We acknowledge receipt of the Offer of which this is the duplicate and we accept the Offer.

[The Tenant]

Magnolia Square Limited
20 Broadwick Street
Soho
London
W1F 8HT
020 7479 4855

PROJECT
Reckitt Benckiser Ltd
Dansom Lane
Hull
HU8 7DS

PRINT AT A2 PAPER SIZE

JOB TYPE	DRAWING TITLE	DATE	SCALE	DRAWING NUMBER
LAND REGISTRY COMP	SITE PLAN	OCT 14	1 1250	9609

Note
Amendments and modifications made by Magnolia Square Limited

PRINT AT A2 PAPER SIZE
Scale 1 1250

N
MOUNT PLEASANT
MOUNT PLEASANT
CHAPMAN STREET
DANSOM LANE SOUTH
ST MARKS STREET
BRIGHT STREET
DANSOM LANE SOUTH
STUDLEY STREET
HOLDERNESSE ROAD
0 10m 20m 30m 40m 50m 60m 70m 80m 90m 100m
SCALE BAR AT 1 1250

Magnolia Square Limited
20 Broadwick Street
Soho
London
W1F 8HT
020 7479 4855

PROJECT
Reckitt Benckiser Ltd
Dansom Lane
Hull
HU8 7DS

PRINT AT A2 PAPER SIZE

JOB TYPE	DRAWING TITLE	DATE	SCALE	DRAWING NUMBER
LAND REGISTRY COMP	SITE PLAN	OCT 14	1 1250	9609

Note
Amendments and modifications made by Magnolia Square Limited

PRINT AT A2 PAPER SIZE
Scale 1 1250

N
MOUNT PLEASANT
CHAPMAN STREET
MOUNT PLEASANT
DANSOM LANE SOUTH
ST MARKS STREET
BRIGHT STREET
STUDLEY STREET
DANSOM LANE SOUTH
HOLDERNESSE ROAD
0 10m 20m 30m 40m 50m 60m 70m 80m 90m 100m
SCALE BAR AT 1 1250

Executed as a deed by	)
RECKITT BENCKISER	)
HEALTHCARE (UK) LIMITED	)
)
acting by a director	)
in the presence of:	)	/s/ W.R. Mordan
Director

Witness’s signature:	/s/ Christine Logan
Name (print):	Christine Logan
Occupation:	Company Secretary
Address:	103-105 Bath Road,
Slough, Berkshire SL1 3UH

Executed as a deed by	)
RB PHARMACEUTICALS	)
LIMITED	)
)
acting by a director	)
in the presence of:	)	/s/ Andrew Gawman
Director

Witness’s signature:	/s/ Steven Lucas
Name (print):	Steven Lucas
Occupation:	Solicitor
Address:	103-105 Bath Road,
Slough, Berkshire SL1 3UH

DATED 3 AUGUST 2017
RECKITT BENCKISER HEALTHCARE (UK) LIMITED
-and-
INDIVIOR UK LIMITED
-to-
NORTHERN POWERGRID (YORKSHIRE) PLC
COUNTERPART
LEASE
of substation accommodation and easements at
Dansom Lane Hull
Jacksons Law Firm
Innovation House
Yarm Road
Stockton-on-Tees TS18 3TN
Tel No: 01642 356500
Fax No: 01642 356501

PARTICULARS

LR1.	Date of lease	:	3 August 2017
LR2.	Title number(s)	:	LR2.1 Landlord’s title number(s) HS286962
LR2.2 Other title numbers HS378157 and HS341298
LR3.	Parties to this Lease	:	Landlord RECKITT BENCKISER HEALTHCARE (UK) LIMITED of 103-105 Bath Road, Slough, Berkshire SL1 3UH (Company Number 00261312)
Tenant NORTHERN POWERGRID (YORKSHIRE) PLC whose registered office is at Lloyds Court 78 Grey Street, Newcastle upon Tyne, Tyne & Wear NE1 6AF (Company Number 4112320)
Other parties INDIVIOR UK LIMITED of 103-105 Bath Road, Slough SL1 3UH (Company Number 07183451)
LR4.	Property	:	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail See the First Schedule.
LR5.	Prescribed statements etc.	:
LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003
Not Applicable.

LR5.2 This lease is made under, or by reference to, provisions of:
Not Applicable.

LR6.	Term for which the Property is leased	:	The term as specified in this lease at the definition of “Term” on page 4 of this lease.
LR7.	Premium	:	None
LR8.	Prohibitions or restrictions on disposing of this Lease	:	This lease contains a provision that prohibits or restricts dispositions
LR9.	Rights of acquisition etc.	:
LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease
None.

LR9.3 Landlord’s contractual rights to acquire this lease
None.

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Premises	:	See the Fourth Schedule.
LR11.	Easements	:
LR11.1 Easements granted by this lease for the benefit of the Property
See the Second Schedule.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property
Not Applicable.

LR12.	Estate rentcharge burdening the Property	:	Not Applicable.

LAND REGISTRY
LAND REGISTRATION ACTS 1925 TO 2002
DISTRICT    :    City of Kingston upon Hull
PROPERTY    :    Land at Dansom Lane Kingston Upon Hull
1.    Definitions and Interpretation
1.1    In this Lease the following words and expressions shall where the context so admits be deemed to have the following meanings:
Apparatus means the Underground Lines laid or placed or to be laid or placed pursuant to the provisions of this Lease;
Cable Reserve means the land shown coloured green on the Plans of the width shown;
Commencement Date means the date of this Lease;
Company means Northern Powergrid (Yorkshire) plc which expression shall include the Company's successors and assigns;
Demised Premises means the accommodation of the Lessor as briefly described in the First Schedule;
Group has the meaning specified in section 42 of the Landlord and Tenant Act 1954;
Lease means the lease dated 1 December 2014 and made between (1) the Lessor and (2) the Tenant;
Leased Land means the land demised by the Lease being land on the south-west side of Mount Pleasant, Hull and registered at HM Land Registry with title number HS378157;
Lessor means Reckitt Benckiser Healthcare (UK) Limited which expression shall include the Lessor's successors and assigns;
Plan 1 means that part of Drawing Number C1058396 attached to this Lease marked "Location Plan";
Plan 2 means that part of Drawing Number C1058396 attached to this Lease marked "Detail Plan";
Plans means Plan 1 and Plan 2 as the context requires;
Rent means the yearly rent of a peppercorn (if demanded);
Rights means each or any of the rights and liberties specified in the Second Schedule;

Specified Distance means the Cable Reserve and the land within a lateral distance of 0.5 metres measured from either side of the Cable Reserve;
Tenant means lndivior UK Limited which expression shall include the Tenant's successors and assigns;
Term means the term of 60 years commencing on the Commencement Date and thereafter from year to year unless or until determined at the end of the 60th year or any subsequent year by either party giving to the other six calendar months previous notice in writing in that behalf and includes any period of continuation or holding over after the expiration or termination of the contractual term;
Underground Lines means the electric cables electric lines inspection covers manholes joint boxes and all apparatus appertaining thereto as may from time to time be laid in or under the Cable Reserve;
1.2    words importing the singular include the plural and vice versa;
1.3    words importing the masculine include the feminine and neuter;
1.4    words importing natural persons include corporations bodies and firms and all such words shall be construed interchangeably in that manner;
1.5    where a party consists of one or more persons all agreements and obligations of that party shall take effect as joint and several agreements and obligations;
1.6    references to any Act include references to any statutory modification or re-enactment of such Act for the time being in force and any order instrument regulation or bye-law made or issued thereunder;
1.7    references to a clause or a schedule are to a clause or schedule of this Lease and the schedules to this Lease are deemed to be incorporated in it;
1.8    the clause and any paragraph headings in the body of this Lease and the schedules are for the convenience of the parties only and do not affect its construction or interpretation;
1.9    a covenant by the Lessor or the Tenant with the Company not to do an act or thing shall include a covenant not to permit suffer or allow such act or thing.
2.    Operative Provisions
2.1    In consideration of the Rent the Lessor hereby demises unto the Company the Demised Premises together with the Rights TO HOLD unto the Company for the Term YIELDING AND PAYING therefor in arrear during the Term the Rent.
2.2    The Company hereby covenants with the Lessor and (where applicable) the Tenant to observe and perform the covenants contained in the Third Schedule.
2.3    The Lessor hereby covenants with the Company to observe and perform the covenants contained in the Fourth Schedule.

2.4    The Company, the Tenant and the Lessor hereby agree those matters contained in the Fifth Schedule.
2.5    The Tenant covenants and agrees with the Company in the terms set out in the Sixth Schedule.
2.6    Unless the right of enforcement is expressly provided it is not intended that a third party should have the right to enforce a provision of this Lease under the Contracts (Rights of Third Parties) Act 1999.
2.7    This Lease shall incorporate the regulations as to Notices contained in Section 196 of the Law of Property Act 1925 (except sub-section (3) thereof) as modified by the Recorded Delivery Services Act 1962.
2.8    For the avoidance of doubt the Rights granted by the Lessor and the Tenant pursuant to this Lease are granted only to the extent that each party is able to do so in relation to their respective interests in title numbers HS286962, HS378157 and HS341298.
IN WITNESS whereof the parties have executed this Lease and the Counterpart thereof respectively as a Deed and delivered this deed the day and year first before written.
THE FIRST SCHEDULE
The Demised Premises
ALL THAT accommodation containing by ad measurement 11 square metres or thereabouts comprising the interior of the building situate at Dansom Lane Hull shown coloured red on Plan 1 and coloured round with red on Plan 2 which accommodation comprises part of the above mentioned Title Number HS286962.
THE SECOND SCHEDULE
Rights granted by this Lease
1.    A right of way at all times over Dansom Lane South and Chapman Street only and for all purposes with or without vehicles plant and equipment to and from the Demised Premises and the Apparatus from and to the public highway.
2.    To lay and place from time to time and to maintain repair renew inspect and use Underground Lines in the Cable Reserve.
3.    To enjoy the benefit of support for the Apparatus from the subjacent and adjacent land of the Lessor and the Tenant.
4.    For the Company and all persons authorised by it with or without vehicles plant and equipment to enter upon the Cable Reserve and so much of the adjoining land of the Lessor and the Tenant as may from time to time be reasonably necessary for all purposes in connection with the Apparatus.

5.    To lop trim fell or remove any bush or tree (including the roots thereof) which may reasonably interfere with or endanger the Apparatus or impede the Company's access thereto.
6.    To construct and use ventilators in and upon the walls of the building on the Demised Premises and to enjoy the free flow of air thereto.
THIRD SCHEDULE
The Company’s Covenants
1.    To pay the Rent at the times and in the manner aforesaid.
2.    To pay all existing and future rates taxes assessments and outgoings of an annual or recurring nature payable by law in respect of the Demised Premises and/or any Rights (except only such as the owner is by law bound to pay notwithstanding any contract to the contrary).
3.    To maintain the Interior of the Demised Premises in good decorative order and in a clean and tidy order and to keep the doors of the Demised Premises in good repair and condition.
4.    To make good to the reasonable satisfaction of the Lessor and (where applicable) the Tenant any damage to the land of the Lessor and (where applicable) the Tenant caused by the Company in exercise of the Rights provided that if for any reason such damage cannot be made good the Company shall in lieu of making good such damage pay reasonable compensation to the Lessor and (to the extent that any part of the compensation relates to the Leased Land) the Tenant.
5.    Except insofar as it may be reasonably necessary for the proper exercise of the Rights not to unduly impede the free and uninterrupted user of the land of the Lessor and the Tenant.
6.    To indemnify the Lessor and the Tenant against all actions proceedings claims demands costs charges and expenses arising out of death injury loss or damage occurring to any person or to any property which shall be occasioned by any breach by the Company or by the servants contractors agents licensees or invitees of the Company of the covenants on the Company's part contained in this Lease and to make good to the Lessor and the Tenant any such loss or damage of or to the property of the Lessor and the Tenant arising from any such breach.
7.    Not to use the Demised Premises for any purpose other than as an electrical substation and other purposes ancillary to the business of the distribution of electricity.
8.    Not to assign or transfer the benefit of this Lease except to another company or body carrying on the business of or associated with the sale or distribution of electricity without the previous consent in writing of the Lessor and the Tenant such consent not to be unreasonably withheld or delayed.
9.    Not to affix or exhibit or permit to be affixed or exhibited to or upon any part of the Demised Premises any placard poster or signboard or other advertisement except the Company's name plate or any statutory or other notices as may from time to time be required by law or such as shall have previously been approved in writing by the Lessor.

10.    Except in cases of emergency to exercise the Rights at all reasonable times and with all reasonable despatch.
11.    At the expiration or sooner determination of the Term quietly to yield up the Demised Premises to the Lessor and if so requested by the Lessor (and the Tenant in the case of the Leased Land) to take down and remove for the Company's own benefit all Apparatus at any time placed by it upon or under the Demised Premises or in and under the Cable Reserve the Company making good any damage caused thereby and restoring the surface of any land disturbed so far as reasonably possible provided that the Company may if it so prefers leave the Underground Lines in situ having made them safe.
FOURTH SCHEDULE
The Lessor’s Covenants
1.    Not to alter remove or conceal or permit or suffer to be altered removed or concealed any name plate or inscription intimating that any apparatus is the property of the Company.
2.    To maintain and keep in good repair and condition the walls and roof surrounding the Demised Premises and to ensure that the Demised Premises are and at all times during the Term hereby created remain wind and watertight.
3.    Not at any time to do any act or thing which may interfere with damage endanger or cause a leakage of electricity from the Apparatus or impede the Company's access thereto.
4.    Without prejudice to the generality of paragraph 3 above:
4.1    Not to erect or place any buildings stacks or structures within the Specified Distance;
4.2    Not to place or deposit any articles materials or things within the Specified Distance;
4.3    Not to plant or grow trees or bushes within the Specified Distance;
4.4    Not to alter the level of the surface of that part of the land within the Specified Distance;
4.5    Not to lay any concrete or other substance within the Specified Distance;
4.6    Not to bring anything into contact with the Underground Lines or so near to the Underground Lines as to cause a leakage of electricity therefrom;
4.7    Not to obstruct the flow of air to any ventilators in any building comprised in the Demised Premises.
5.    To keep the Company indemnified against all actions proceedings claims demands costs charges and expenses arising out of death injury loss or damage occurring to any person or to any property which shall be occasioned by any breach by the Lessor or by the Lessor's other tenants (for the avoidance of doubt excluding the Tenant) or the servants contractors agents licensees or invitees of the Lessor or of such tenants of, the covenants on the Lessor's part contained in this Lease to make good to the Company any such loss or damage of or to the property of the Company arising from any such breach.
6.    The Company paying any Rent and performing and observing the several covenants and conditions hereinbefore contained and on its part to be performed and observed shall and may hold and enjoy the Demised Premises and the Rights during the Term without any interruption by the Lessor or any person rightfully claiming through or under the Lessor.
7.    To do all such acts or things (if any) which may be reasonably necessary to enable notice of the Company's interest and the Rights granted by this Lease and the covenants hereinbefore contained to be entered in the register of the Lessor's title and to enable the Company to be registered as the proprietor of the Demised Premises at the Land Registry with absolute leasehold title.
FIFTH SCHEDULE
Agreements
1.    The Demised Premises may be occupied by and the Rights may be exercised by any member of the same Group as the Company as well as by the Company.
2.    If at any time the Rent or any part thereof shall be in arrear for at least twenty eight days next after the same ought to have been paid (if demanded) or if there shall be any breach or non-observance of any of the covenants by the Company herein contained then and in such case the Lessor may at any time thereafter re-enter upon the Demised Premises and thereupon this demise shall absolutely determine.
3.    If at any time during the Term the Company shall no longer require the Demised Premises for the purpose of its undertaking then it shall be lawful for the Company to determine this demise by three months’ notice in writing in that behalf to the Lessor expiring at any time such determination however shall be without prejudice to the other terms conditions covenants and reservations contained herein and to any action or actions which may arise therefrom.
4.    Any dispute or difference arising under the Third Schedule of this Lease (other than paragraph 6 thereof) and the Fourth Schedule of this Lease (other than paragraph 5 thereof) shall be submitted to arbitration in the manner provided by the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.
5.    Nothing contained in this Lease shall prejudice restrict interfere with or otherwise affect any of the statutory or other rights powers obligations and duties for the time being vested in the Company howsoever arising as the electricity distributor for the distribution of electricity for the region in which the Demised Premises is situated or the performance by the Company of any such obligations or duties or the means by which the Company shall in its absolute discretion exercise its rights or powers or fulfil or discharge any such obligations or duties.
6.    If any inconsistency shall be found between the Plans the contents of Plan 2 shall prevail over the contents of Plan 1.

7.    At the end or sooner determination of the Term or within six months thereafter the Company may for its own benefit remove any buildings or apparatus installed in the Demised Premises or the adjoining land under the provisions hereof making good to the reasonable satisfaction of the Lessor and (if applicable) the Tenant all damage caused thereby.
8.    In the event that the Lessor receives notice from the Company relating to vehicular access on to the Leased Land under the terms of this Lease then the Lessor will as soon as reasonably practicable send this to the Tenant for their information.
SIXTH SCHEDULE
PART I
The Tenant’s Agreements and Covenants
1.    The Tenant for the remainder of the term of years demised by the Lease and for any period of extension or holding over of the same hereby grants and confirms the Rights to the extent that the same touches and concerns the Leased Land and consents to the payment of the Rent by the Company to the Lessor.
2.    The Tenant hereby covenants with the Company (to the intent that the burden of this covenant may run with and bind the Leased Land and each and every part thereof into whosoever hands the same may come and to the further intent that the benefit of this covenant may be annexed to and enure for the protection and benefit of the Company's property undertaking and the Rights and each and every part thereof) to observe and perform the covenants conditions and stipulations contained in paragraphs 1, 3, 4 and 6 of the Fourth Schedule.
3.    In all other respects the Lease shall remain in full force and effect.
4.    There shall be deemed to be incorporated in this Deed covenants by the Tenant with the Company for title and further assurance in respect of the Rights to the same effect as the covenants referred to in Sections 2 and 3 (1) and (2) of the Law of Property (Miscellaneous Provisions) Act 1994.

Executed by NORTHERN POWERGRID
(YORKSHIRE) plc acting by	/s/ J.M. France
J.M. France,	Director
a director, in the presence of:

Signature of witness:	/s/ Andrew Laws
Name of witness:	Andrew Laws
Address of witness:	Lloyds Court, 78 Grey Street
Newcastle upon Tyne, NE1 6AF
Occupation of Witness:	Secretariat Compliance Officer